EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Announces Appointment of Linda J. Rendle to its Board of Directors

San Francisco, CA, November 23, 2020 - Visa Inc. (NYSE: V) board of directors (the "Board") announced today that on November 18, 2020, it appointed Linda J. Rendle to the Board, effective November 23, 2020, for a term that will expire at the Company’s 2021 Annual Meeting of Stockholders.

Ms. Rendle has served as the CEO and a director of The Clorox Company since September 2020. Ms. Rendle has a track record of delivering outstanding business results and providing values-led leadership, gained from nearly 20 years in a variety of senior operational and executive roles across many of Clorox's businesses. As CEO of a global company, her extensive experience and instrumental role in developing key corporate strategies provide important insights and perspectives with respect to global product development, growth and long-range planning.

"I am pleased to welcome Linda to Visa’s board of directors,” said Al Kelly, Chairman and Chief Executive Officer of Visa Inc. “Linda is an outstanding leader with deep operational experience and a demonstrated commitment to environmental, social and governance initiatives, which will be invaluable to Visa as we expand our network, bring innovative payment solutions to market globally and advance our mission to connect the world to help individuals, businesses and economies thrive.”

This appointment brings Visa’s total board of directors to 12 members. You can view information on Visa Inc.’s board of directors on our investor relations website: http://investor.visa.com/corporate-governance/board-of-directors/

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About Visa Inc.
Visa Inc. (NYSE: V) is the world’s leader in digital payments. Our mission is to connect the world through the most innovative, reliable and secure payment network - enabling individuals, businesses and economies to thrive. Our advanced global processing network, VisaNet, provides secure and reliable payments around the world, and is capable of handling more than 65,000 transaction messages a second. Our relentless focus on innovation is a catalyst for the rapid growth of digital commerce on any device, and a driving force behind the dream of a cashless future for everyone, everywhere. As the world moves from analog to digital, Visa is applying our brand, products, people, network and scale to reshape the future of commerce. For more information, visit usa.visa.com/about-visa.html, usa.visa.com/visa-everywhere/blog.html and @VisaNews.
Contacts:

EXHIBIT 99.1
Investor Relations
Mike Milotich, +1 650-432-7644, InvestorRelations@visa.com
Media Relations
Andy Gerlt, +1 415-805-4892, Press@visa.com